Exhibit 99.1

For Immediate Release

Corvus Pharmaceuticals Announces First Quarter 2016 Financial Results

Burlingame, Calif., May 5, 2016 — Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced financial results for the three months ended March 31, 2016.

“Since commencing operations in November 2014, we’ve made substantial progress and today, we have four product candidates in our pipeline focused on immuno-oncology therapies,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus.

“In the first quarter of 2016, our achievements were particularly noteworthy as we commenced enrollment in an expansion cohort designed Phase 1/1b clinical trial to evaluate our novel oral checkpoint inhibitor, CPI-444, alone and in combination with atezolizumab, an investigational anti-PD-L1 antibody from Genentech in patients with solid tumors. We also successfully completed our IPO, raising $63.7 million in net proceeds before the partial exercise of the underwriters’ over-allotment option,” said Miller.

First Quarter 2016 Financial Results Compared To First Quarter 2015 Financial Results

At March 31, 2016, Corvus had cash and cash equivalents and marketable securities totaling $152.3 million, compared to $94.4 million at December 31, 2015.

Research and development costs for the three months ended March 31, 2016 totaled $5.4 million, compared with $1.9 million, for the prior period. The increase was primarily due to costs associated with commencing the Phase 1/1b clinical trial for the Company’s lead product candidate, CPI-444.

General and administrative costs for the three months ended March 31, 2016 totaled $1.0 million, compared to $0.3 million for the prior period, due to increased headcount and professional fees associated with the Company’s preparation for being a public company.

The net loss for the three months ended March 31, 2016 was $6.3 million compared to a net loss for the three months ended March 31, 2015 of $1.9 million.

Additionally, in April 2016, the underwriters of the Company’s IPO exercised their over-allotment option and purchased 502,618 shares of Corvus’s common stock resulting in net proceeds to the Company of $7.0 million.

About Adenosine A2A Receptor Antagonists

Over the last several years, significant progress has been made in developing immunotherapies for the treatment of cancer, in part due to the development of checkpoint inhibitors — antibodies that block immuno-suppressive mechanisms.

Tumors evade immune attack by usurping pathways that negatively regulate immune responses. Adenosine in the tumor microenvironment leads to the activation of the A2A receptor and has been shown to represent one such negative immune regulatory mechanism. Because the tumor microenvironment produces relatively high concentrations of adenosine, blocking A2A receptor activation has the potential to enhance anti-tumor immunity. Data have demonstrated the ability of A2A receptor blockade to enhance anti-tumor immunity, checkpoint blockade and adoptive T-cell therapy. Studies to date support the development of A2A receptor antagonists as novel immunotherapy treatments.

About CPI-444

CPI-444, Corvus’s lead checkpoint inhibitor, is an adenosine A2A receptor antagonist. It is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. It is in development as an immuno-oncology therapy for the treatment of patients with solid tumors.

Corvus is currently evaluating CPI-444 in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with atezolizumab (MPDL3280A), Genentech’s investigational cancer immunotherapy. Atezolizumab is a fully humanized monoclonal antibody targeting protein programmed cell death ligand 1 (PD-L1). Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015.

About Corvus Pharmaceuticals

Corvus Pharmaceuticals (NASDAQ: CRVS) is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. For more information, visit www.corvuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential efficacy of CPI-444, both as a single agent and in combination with anti-PD-1 or anti-PD-L1, the Company’s ability to identify assets that can be in-licensed and further developed internally. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Corvus’s control. Corvus’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:

Leiv Lea
Chief Financial Officer
LLea@corvuspharma.com
650-900-4522

Media Contact:

Julie Normart, W2O Group
415-946-1087

jnormart@w2ogroup.com

CORVUS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015

Operating expenses:
Research and development	$5,397	$1,924
General and administrative	1,029	290
Total operating expenses	6,426	2,214

Loss from operations	(6,426)	(2,214)
Change in fair value of convertible preferred stock liability	—	300
Interest income	79	1

Net loss	$(6,347)	$(1,913)

Net loss per share, basic and diluted	$(5.39)	$(6.44)

Shares used to compute net loss per share, basic and diluted	1,176,546	297,123

CORVUS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2016	2015

Assets
Cash, cash equivalents and marketable securities	$152,300	$94,386
Other Assets	4,924	4,073
Total assets	$157,224	$98,459

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities and other liabilities	$4,674	$3,780
Convertible preferred stock	—	125,780
Stockholders’ equity (deficit)	152,550	(31,101)
Total liabilities, convertible preferred stock and stockholders’ equity	$157,224	$98,459